Exhibit 99.5

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2010 on an actual basis and on an as adjusted basis to give effect to the following transactions (using all of the assumptions set forth in the notes to the table):

•	this offering;

•	the contemplated borrowing under the New Senior Secured Credit Agreement as of the closing date of this offering; and

•	the repayment of outstanding borrowings under the existing Senior Secured Credit Agreement.

This table should be read in conjunction with the information set forth under “Use of Proceeds” in this Offering Memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and notes thereto contained in this Offering Memorandum.

	As of September 30, 2010
	Actual	As Adjusted
	(dollars in millions)
Debt:
New Senior Secured Credit Agreement(1)	$—	$325.0
Senior Secured Credit Agreement(2)	652.1	—
Senior Secured Notes offered hereby	—	300.0
6% Senior Health Note	100.0	100.0
7.0% Debentures, net of unamortized discount	277.7	277.7

Total debt	$1,029.8	$1,002.7	(3)

Shareholders’ equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized; 251,046,412 shares issued and outstanding)	2.5	2.5
Additional paid-in capital	4,421.6	4,421.6
Accumulated other comprehensive income	688.1	688.1
Accumulated deficit(2)	(507.9)	(510.8)

Total shareholders’ equity	4,604.3	4,601.4

Total capitalization	$5,634.1	$5,604.1

(1)	The New Senior Secured Credit Agreement will be scheduled to mature in September 2016.
(2)	The assumed repayment of outstanding borrowings under the existing Senior Secured Credit Agreement would result in an after tax debt extinguishment charge of $2.9 million if such repayment had been completed on September 30, 2010. The existing Senior Secured Credit Agreement will be repaid in full and terminated in connection with this offering.
(3)	Total debt, as adjusted, does not include a $25 million amortization payment on the Senior Health Note made in November 2010.

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